Sub-Item 77Q1: Exhibits

(d)	Copies of all constituent instruments defining the rights
of the holders of any new class of securities and of any amendments to constituent instruments referred to in answer to sub-item

On December 16, 2016 Elkhorn ETF Trust (the "Trust") approved
The Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest for the Trust, dated December
16, 2016.

On February 27, 2017 Elkhorn ETF Trust (the "Trust") approved
The Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest for the Trust, dated February
27, 2017.

On March 8, 2017 Elkhorn ETF Trust (the "Trust") approved The Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest for the Trust, dated March 8, 2017. A copy of a Form of the Agreement is filed herewith.

(e)	Copies of any new or amended registrant investment advisory
contracts

On December 16, 2016 Elkhorn ETF Trust (the "Trust") amended and restated Schedule A of its Investment Management Agreement, dated April 7, 2015, between the Trust and Elkhorn Investments,
LLC (the "Adviser").

On March 8, 2017 Elkhorn ETF Trust (the "Trust") amended and restated Schedule A of its Investment Management Agreement, dated April 7, 2015, between the Trust and Elkhorn Investments, LLC (the "Adviser"). A copy of a Form of the Agreement is filed herewith.